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                                                                   Exhibit 11.1


                            KNIGHTS TECHNOLOGY, INC.
               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                                                                 Year ended December 31,
                                                                        -------------------------------------------
                                                                           1996            1995            1994
                                                                        ----------      -----------     -----------
Weighted average common shares outstanding                               4,965,509        4,522,493       4,381,608
Common stock equivalents
        Preferred stock                                                       -           4,599,978       4,599,978
        Employee stock options                                                -             977,482       1,062,961
                                                                        ----------      -----------     -----------
Shares used in computation of net income (loss) per common share         4,965,509       10,099,953      10,044,547
                                                                        ==========      ===========     ===========

Net income (loss)                                                       $ (406,177)     $   469,568     $   457,390
                                                                        ==========      ===========     ===========

Net income (loss) per common share                                          $(0.08)           $0.05           $0.05
                                                                        ==========      ===========     ===========